Exhibit 99.1

Lincoln Educational Services Corporation Reports
Second Quarter 2013 Results

West Orange, New Jersey, August 7, 2013 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported second quarter 2013 revenue of $85.2 million. After giving effect to the announced closure of five campuses, on a comparable basis, student starts were essentially flat.

Highlights:

•	Revenue from continuing operations of $85.2 million for the second quarter of 2013, representing a decrease of 12.2% from $97.0 million for the second quarter of 2012.

•	Loss per share for the second quarter of 2013 of ($0.42) compared to loss per share of ($0.62) for the second quarter of 2012. Loss per share for the three months ended June 30, 2013 and 2012 is comprised of the following:

	Quarter Ended June 30, 2013	Quarter Ended June 30, 2012

Continuing Schools	$(0.20)	$(0.08)
Announced Campus Closures	$(0.12)	$(0.16)
Impairment Charges	$(0.10)	$(0.38)

Loss Per Share	$(0.42)	$(0.62)

2013 Guidance:

•	We are updating our previously issued 2013 guidance to give effect to the impact of the announced campus closures on June 18, 2013 and the continuing softness in our student starts. For 2013, we now expect revenue of approximately $355 million and a diluted loss per share of ($1.00). The full year diluted loss per share includes approximately ($0.60) to ($0.65) per share loss related to the announced campus closures. We now expect student starts from continuing operations to be essentially flat for the year as compared to 2012.

•	For the third quarter of 2013, we expect revenue of $86.0 million to $88.0 million, representing a decrease of approximately 15% over the third quarter of 2012, and a loss per share of ($0.20) to ($0.25). Loss per share includes a ($0.12) to ($0.14) loss related to the announced campus closures. Guidance for the third quarter of 2013 is based on our expectation that student starts will be essentially flat on a continuing operations basis as compared to the third quarter of 2012.

The Board of Directors has set the record and payment dates for the dividend for the third quarter of 2013.   The cash dividend of $0.07 per share will be payable on September 30, 2013 to shareholders of record as of September 13, 2013.

Comment and Outlook

“We continue to make changes that will position Lincoln for long term success in this new operating environment,” said Shaun McAlmont, Lincoln’s Chief Executive Officer.  “Our continued focus on regulatory compliance and student outcomes is producing positive incremental results in all key measures. Student retention continues to improve, showing a 90 basis point improvement over the same period last year.  Our progress in improving graduate employment, 90/10 ratios and default rates makes us optimistic that these key outcomes will surpass defined accrediting and federal thresholds. Our new student starts from continuing operations, which exclude the announced campus closures, online and ATB, were essentially flat for the quarter with growth seen in our Automotive and Skilled Trades campuses. Although our overall growth fell short of our expectations, it shows continuing progress in our recovery.

We recently announced the closure of five campuses, reflecting our continued commitment to focus our efforts in our most successful operations. It is always a difficult decision to close campuses in communities where we have operated for years; however, changes to ATB funding and the loss of state grants, which affected 90/10, made the long term operations of these schools unsustainable. While closing costs will greatly impact our results in the short term, we expect that the closures will lead to more efficient long term operations. We stopped enrolling students at these five campuses immediately after announcing the closures, therefore there were very few student starts at these campuses in the second quarter. Continuing operations excluding these campuses, online and ATB students reflect a 0.5% decrease from the comparable period in 2012.

The second half of the year will be marked by efforts to improve our enrollment-to-start rates for new students and continue to manage expenses in a responsible way, which will ensure continued focus on educational quality and a commitment to the initiatives which are supporting our improvements across all student outcomes. We believe that the closing of these five campuses will enable us to focus on our core schools and programs in order to provide our Company with the best prospects for 2014 and beyond.

Second Quarter 2013 Operating Performance from Continuing Operations

Revenue decreased 12.2% to $85.2 million for the quarter ended June 30, 2013 from $97.0 million for the quarter ended June 30, 2012.  This decrease was primarily due to a 15.4% decrease in average student population.  The decrease in average student population was impacted by regulatory changes under the Consolidated Appropriations Act, which eliminated our ability to enroll ATB students, as well as our decision in early 2012 to stop enrolling fully online students and our decision announced on June 18, 2013 to cease operations at five campuses located in Ohio and Kentucky.  In addition, we believe current economic conditions increased the number of potential students who are hesitant to incur debt and thus have not enrolled in our schools.  These factors have led to a significant decline in student starts and average student population.  Average revenue per student rose 3.9% for the quarter ended June 30, 2013 from the quarter ended June 30, 2012.  This increase in average revenue per student was due primarily to tuition increases and improved student retention.

Operating loss was $14.4 million and $16.7 million for the quarter ended June 30, 2013 and 2012 respectively.  Operating loss margin was 16.8% in 2013 as compared to an operating loss margin of 17.2% in 2012.

Educational services and facilities expenses decreased by $2.4 million, or 5.1% for the quarter ended June 30, 2013, from $47.2 million for the quarter ended June 30, 2012. This decrease was primarily due to a $1.8 million, or 7.4%, decrease in instructional expenses and a $0.5 million, or 11.4%, decrease in books and tools expense.  The decrease in instructional expenses was primarily due to a reduction in the number of instructors and other related costs at our campuses resulting from lower student population.  The decrease in books and tools expense is attributable to a decline in student starts of approximately 1,000 for the quarter ended June 30, 2013, compared to the quarter ended June 30, 2012.  Our educational expenses contain a high fixed cost component and are not as leverageable as some of our other expenses.  As our student population decreases, we typically experience a reduction in average class size and, therefore, are not always able to align these expenses with the corresponding decrease in population.  As a percentage of revenue, educational services and facilities expense increased to 52.6% for the quarter ended June 30, 2013 from 48.6% for the quarter ended June 30, 2012.

Selling, general and administrative expenses decreased 5.3% to $49.5 million for the quarter ended June 30, 2013 from $52.3 million for the quarter ended June 30, 2012. The decrease was primarily due to a $1.5 million, or 5.2%, decrease in administrative expenses and a $1.0 million, or 5.5%, decrease in sales and marketing.  The decrease in administrative expenses was primarily due to a $1.7 million reduction in bad debt expense.

For the quarter ended June 30, 2013, our bad debt expense as a percentage of revenue was 4.7% as compared to 5.9% for the quarter ended June 30, 2012.  The number of days revenue outstanding at June 30, 2013, increased to 28.4 days, from 20.9 days at June 30, 2012.  As of June 30, 2013, we had outstanding loan commitments to our students of $33.4 million as compared to $33.2 million at March 31, 2013.  Loan commitments, net of interest that would be due on the loans through maturity, were $24.2 million at June 30, 2013, as compared to $24.0 million at March 30, 2013.

The decrease in sales and marketing expense was primarily due to lower marketing expenses.

As a percentage of revenue, selling, general and administrative expenses for the quarter ended June 30, 2013 increased to 58.0% from 53.9% for the quarter ended June 30, 2012.

Loss from continuing operations was $9.4 million and $13.8 million for the quarter ended June 30, 2013 and 2012 respectively.  Loss per share was ($0.42) for the quarter ended June 30, 2013 as compared to ($0.62) for the quarter ended June 30, 2012.

We strive to align our expenses throughout the year to our student population.  As our population increases or decreases, we strive to align our personnel and our expenses to the extent possible to meet the needs of our existing population.

Cash flows used in operations was $14.3 million for the six months ended June 30, 2013 compared with cash flows provided by operations of $4.0 million for the six months ended June 30, 2012.  The $18.2 million decrease in net cash primarily resulted from a reduction in net income and other working capital items.

Balance Sheet

We had $4.3 million of cash and cash equivalents at June 30, 2013 compared with $61.7 million at December 31, 2012.  Total debt and capital lease obligations decreased to $35.8 million at June 30, 2013 from $73.5 million at December 31, 2012, primarily as a result of the repayment of borrowings in 2013 of $37.5 million of loans that were outstanding at December 31, 2012. Stockholders’ equity decreased to $180.2 million at June 30, 2013 from $198.5 million at December 31, 2012 and reflects the payment of $3.3 million of dividends in 2013.

Student Metrics from continuing operations

Starts and Population

	June 30,
	2013	2012	Change

Average population - excluding short programs	15,132	17,896	-15.4%
End of period population - excluding short programs	14,460	17,535	-17.5%

	Three Months Ended
	June 30,
	2013	2012	Change

Student Starts
Ability to Benefit (ATB)	0	483	-100.0%
Online	2	23	-91.3%
SWC	171	617	-72.3%
All Other	3,595	3,608	-0.4%
Total Starts - excluding short programs	3,768	4,731	-20.4%

Student starts - short programs	346	252	37.3%

Average Population Mix by Vertical

	Three Months Ended
	June 30,
	2013	2012

Automotive	39.7%	35.4%
Health sciences	33.0%	37.0%
Skilled trades	12.7%	11.4%
Hospitality services	8.6%	9.1%
Business & IT	6.0%	7.1%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 866-318-8612 (domestic) or 617-399-5131 (international) and citing code 68256289. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 62256623.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences, skilled trades, hospitality services and business and information technology.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 38 campuses and 5 training sites in 17 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute.  As of June 30, 2013, 14,460 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln's business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2012.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's annual report on Form 10-K for the year ended December 31, 2012.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

REVENUE	$85,217	$97,031	$175,300	$198,189
COSTS AND EXPENSES:
Educational services and facilities	44,786	47,181	90,980	96,168
Selling, general and administrative	49,522	52,281	102,770	107,113
Gain on sale of assets	(196)	(14)	(207)	(44)
Impairment of goodwill and long-lived assets	4,468	14,244	6,194	14,244
School closing costs	1,019	-	1,019	-
Total costs & expenses	99,599	113,692	200,756	217,481
OPERATING LOSS	(14,382)	(16,661)	(25,456)	(19,292)
OTHER:
Interest income	15	-	17	2
Interest expense	(1,202)	(1,047)	(2,294)	(2,361)
Other income	18	2	18	10
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(15,551)	(17,706)	(27,715)	(21,641)
BENEFIT FOR INCOME TAXES	(6,173)	(3,868)	(10,850)	(5,628)
LOSS FROM CONTINUING OPERATIONS	(9,378)	(13,838)	(16,865)	(16,013)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	-	(6,870)	-	(7,749)
NET LOSS	$(9,378)	$(20,708)	$(16,865)	$(23,762)
Basic
Loss per share from continuing operations	$(0.42)	$(0.62)	$(0.75)	$(0.72)
Loss per share from discontinued operations	-	(0.31)	-	(0.35)
Net loss per share	$(0.42)	$(0.93)	$(0.75)	$(1.07)
Diluted
Loss per share from continuing operations	$(0.42)	$(0.62)	$(0.75)	$(0.72)
Loss per share from discontinued operations	-	(0.31)	-	(0.35)
Net loss per share	$(0.42)	$(0.93)	$(0.75)	$(1.07)
Weighted average number of common shares outstanding:
Basic	22,497	22,183	22,456	22,160
Diluted	22,497	22,183	22,456	22,160

Other data:

Adjusted EBITDA from continuing operations (1)	$(4,231)	$(2,742)	$(7,607)	$428
Depreciation and amortization from continuing operations	$5,665	$6,543	$11,637	$13,215
Number of campuses/training sites from continuing operations	38	38	38	38
Average enrollment from continuing operations	15,132	17,896	15,724	18,386
Stock-based compensation	$1,081	$1,091	$2,361	$1,997
Net cash (used in) provided by operating activities	$(10,053)	$(1,711)	$(14,272)	$3,966
Net cash used in investing activities	$(1,046)	$(3,492)	$(1,620)	$(6,179)
Net cash used in financing activities	$(81,176)	$(6,225)	$(41,550)	$(4,317)

Selected Consolidated Balance Sheet Data:	June 30, 2013
(In thousands)	(Unaudited)

Cash and cash equivalents	$4,266
Current assets	53,776
Working capital	(2,150)
Total assets	287,140
Current liabilities	55,926
Long-term debt and capital lease obligations, including current portion	35,820
Total stockholders' equity	180,205

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA and Adjusted EBITDA are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets.  EBITDA and Adjusted EBITDA are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of net loss from continuing operations to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)

	2013	2012	2013	2012

Net loss from continuing operations	$(9,378)	$(20,708)	$(16,865)	$(23,762)
Interest expense, net	1,187	1,047	2,277	2,359
Benefit for income taxes	(6,173)	(3,868)	(10,850)	(5,628)
Depreciation and amortization	5,665	6,543	11,637	13,215
EBITDA	(8,699)	(16,986)	(13,801)	(13,816)
Impairment of goodwill and long-lived assets	4,468	14,244	6,194	14,244
Adjusted EBITDA	$(4,231)	$(2,742)	$(7,607)	$428

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